As filed with the Securities & Exchange Commission on April 18, 2001
                                                  Registration No. 333-57442

                      SECURITIES AND EXCHANGE COMMISSION

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3/A

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        WEBB INTERACTIVE SERVICES, INC.
            (Exact name of registrant as specified in its charter)


                                   Colorado
        (State or other jurisdiction of incorporation or organization)

                                  84-1293864
                     (I.R.S. Employer Identification No.)

                            1899 Wynkoop, Suite 600
                            Denver, Colorado  80202
                                (303) 296-9200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Perry Evans
                        Webb Interactive Services, Inc.
                            1899 Wynkoop, Suite 600
                            Denver, Colorado  80202
                                (303) 296-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering. [_]___________________________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. [_]__________________________________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE


                                                                     Proposed
 Title of each class                           Proposed               maximum
 of securities to be     Amount to be      Maximum offering      aggregate offering        Amount of
    registered            registered      price per unit (1)          price (1)         registration fee
--------------------------------------------------------------------------------------------------------
Common Stock, no         5,166,979(2)            $1.75             $9,042,213.20           $2,260.55*
par value

*    Previously paid by Webb Interactive Services, Inc.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on March 20, 2001.
(2) Common stock issuable by Webb: (i) upon the conversion of series B-2 convertible preferred stock (391,282 shares); (ii) upon the conversion of series C-1 convertible preferred stock (1,000,000 shares); (iii) upon the conversion of series C-2 convertible preferred stock (1,000,000 shares);
     (iv) upon the conversion of outstanding promissory notes in the principal amount of $2,654,110 (1,061,644 shares), and upon the conversion of interest accruing under such notes from January 1, 2001 through their maturity date, August 25, 2002, in the aggregate amount of $469,814 (187,926 shares) assuming all such interest is paid in additional notes; and (v) upon the exercise of stock purchase warrants (1,021,991 shares). The amount of shares being registered also includes 504,136 shares of common stock currently held by the selling shareholder. The shares include any additional shares issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.


SUBJECT TO COMPLETION, DATED APRIL 18, 2001                       PROSPECTUS

                        WEBB INTERACTIVE SERVICES, INC.

     This is a public offering of a maximum of 5,166,979 shares of common stock of Webb Interactive Services, Inc., including up to 4,662,843 shares which are reserved for issuance: (i) upon the conversion of series B-2 convertible preferred stock (391,282 shares); (ii) upon the conversion of series C-1 convertible preferred stock (1,000,000 shares); (iii) upon the conversion of series C-2 convertible preferred stock (up to 1,000,000 shares); (iv) upon the conversion of outstanding promissory notes in the principal amount of $2,654,110 (1,061,644 shares), and upon the conversion of interest accruing under such notes from January 1, 2001 thorough their maturity date, August 25, 2002, in the aggregate amount of $469,814 (187,926 shares) assuming all such interest is paid in additional notes; and (v) upon the exercise of stock purchase warrants (up to 1,021,991 shares). The maximum number of shares being offered also includes 504,136 shares of common stock currently held by the selling shareholder.

     As of the date of this prospectus, the series C-2 convertible preferred stock and the accompanying warrant have not been issued. The selling shareholder is required to purchase and we are required to sell the series C-2 convertible preferred stock and warrant providing that: the registration statement which includes this prospectus has been declared effective by the Securities and Exchange Commission and has been effective for 15 days; our common stock continues to be listed on the Nasdaq National Market; our average market capitalization for the three trading days immediately preceding the closing of the sale of these securities is at least $32,300,000, adjusted to the extent of any increase or decrease in the number of our outstanding shares of common stock; our representations and warranties in our agreement with the selling shareholder are true and correct in all material respects at the time of the closing; and there has been no material adverse change in our business, financial condition, properties, prospects or results of operation. The purchase price for the series C-2 convertible preferred stock and warrant is $2,500,000. The series C-2 convertible preferred stock is to be convertible into our common stock at a price equal to the least of: (i) 80% of the average market price for our common stock for the three trading days preceding the closing; (ii) 80% of the closing bid price for our common stock on the trading day preceding the closing; and (iii) $7.50. The series C-2 warrant is to represent the right to acquire one share of common stock for every five shares into which the series C-2 convertible preferred stock is convertible at an exercise price equal to 150% of the conversion price for the preferred stock.

     The selling shareholder is offering all of the shares to be sold. We will not receive any of the proceeds from the offer and sale of the shares of common stock; however, 821,991 of the shares offered by the selling shareholder are issuable upon the exercise of an outstanding stock purchase warrants at exercise prices ranging from $3.75 to $9.3343 per share. In addition, in the event that the conversion price for this C-2 convertible preferred stock is $2.50, then the series C-2 warrant will represent the right to acquire from us 200,000 shares at $3.75 per share. The C-2 warrant would represent the right to purchase 66,666 shares at $11.25 per share if the conversion price is the $7.50 maximum conversion price. If these warrants were exercised in full, assuming that the series C-2 warrant is issued, we would receive gross proceeds of $4,671,402.

     The Nasdaq National Market lists our common stock under the symbol WEBB.

     Investing in our common stock involves risks. You should not purchase our common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 2 of this prospectus.

     Because the selling shareholder will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholder.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.


               The date of this prospectus is ________ __, 2001

                        WEBB INTERACTIVE SERVICES, INC.

     Webb provides innovative advanced online commerce and communication solutions for businesses. Our AccelX (Accelerating Local Exchange) products and services provide businesses with powerful XML-based web-site development and communication tools to attract customers, generate leads, increase buyer-seller interaction and strengthen customer relationship management. Our Jabber.com, Inc. subsidiary is building a business around commercializing the Jabber.org open-source, distributed server, XML-based real time communications architecture by offering commercial-grade software solutions and hosting services for large enterprises and internet service providers.

     We distribute our AccelX products and services on a private-label basis to high-volume distribution partners such as yellow page directory publishers, newspapers, city guides, vertical market portals and other aggregators of local businesses. Our AccelX products may be either licensed or delivered on an application service provider business model whereby we host the software on our servers and deliver and manage the service on behalf of our distribution partners. Generally, these services are provided on a revenue-share basis providing us with recurring revenues as our distribution partners sell these services to their small business customers. This distribution model is designed to provide us with a growing base of businesses using one or more of our services who are ideal customers for additional AccelX services.

     Prior to January 2000, we were organized around our primary market focus on local commerce services, with an additional business unit dedicated to e-banking services. During the third quarter of fiscal 2000, we discontinued our e-banking business. In January 2000, we formed a new subsidiary in order to commercialize separately the Jabber.org instant messaging system from our AccelX business. We intend to seek participation from external partners to help us maximize the value of the instant messaging business.

     During July 2000, we completed a business plan for our Jabber.com subsidiary. The plan focuses Jabber.com's business development efforts on three areas:

 .  Providing professional services to help companies implement, customize and host instant messaging applications;
 .  Developing instant messaging services for businesses, which may be either licensed or delivered on an application service provider business model; and . Developing open gateway services through strategic relationships with companies in the areas of Internet protocol telephony, mobile services, customer services and exchange services.

On March 1, 2001, Jabber released the Jabber Commercial Server 2.0, highly scaleable instant messaging software that provides businesses desiring to deploy Jabber instant messaging services with enhanced performance, scalability, reliability and security compared to the Jabber open-source software. To date, Jabber.com's activities have focused primarily on promoting the wide-spread use of the Jabber open-source instant messaging protocol, providing professional services to businesses desiring to test the Jabber open-source platform and developing the Jabber Commercial Server 2.0 software.

     We were incorporated under the laws of the State of Colorado on March 22, 1994. Our executive offices are located at 1899 Wynkoop, Suite 600, Denver, Colorado 80202, telephone number (303) 296-9200.

                                 RISK FACTORS

     Our limited operating history could affect our business. We were founded in March 1994 and commenced sales in February 1995. Subsequently, our business model has changed periodically to reflect changes in technology and markets. Accordingly, we have a limited operating history for our current business model upon which you may evaluate us. Our business is subject to the risks, exposures and difficulties frequently encountered by companies with a limited operating history including:

     .  Limited ability to respond to competitive developments;
     . Exaggerated effect of unfavorable changes in general economic and market conditions;
     .  Difficulty in attracting and retaining qualified personnel;

     . Limited ability to develop and introduce new product and service offerings;
     . Limited ability to adjust the business plan to address marketplace and technological changes; and
     .  Difficulty in obtaining operating capital.

There is no assurance we will be successful in addressing these risks. If we are unable to successfully address these risks our business could be significantly adversely affected.

     We have accumulated losses since inception and we anticipate that we will continue to accumulate losses for the foreseeable future. We have incurred net losses since inception totaling approximately $91.3 million through December 31, 2000. In addition, we expect to incur additional substantial operating and net losses in 2001 and for one or more years thereafter. We expect to incur these additional losses because:

     . We currently intend to increase our capital expenditures and operating expenses to cover the increasing activities of our Jabber.com, Inc. subsidiary; and
     . We recorded goodwill and other intangible assets totaling approximately $24 million in connection with the acquisitions of three businesses which will be amortized over their estimated useful lives of approximately three years.

     The accumulated deficit at December 31, 2000, included approximately $51.1 million of non-cash expenses related to the issuance of preferred stock and warrants in financing transactions, stock and stock options issued for services, warrants issued to four customers, interest expense on 10% convertible notes payable and amortization of assets acquired through the issuance of our securities. The current competitive business and capital environments likely will result in our issuance of similar securities in future financing transactions or to other companies as an inducement for them to enter into a business relationship with us. While these transactions represent non-cash charges, they will increase our expenses and net loss and our net loss applicable to common shareholders.

     If we are unable to raise additional working capital funds, we may not be able to sustain our operations. We believe that our present cash and cash equivalents, working capital and commitments for additional equity investments will be adequate to sustain our current level of operations only until June 2001. We will, therefore, need to obtain additional capital to fund our businesses. There is no assurance that we will be able to raise additional funds if required in amounts required or upon acceptable terms. If we cannot raise additional funds when needed, we may be required to curtail or scale back our operations or sell some of our assets. These actions could have a material adverse effect on our business, financial condition or results of operations.

     We may never become or remain profitable. Our ability to become profitable depends on the ability of our products and services to generate revenues in excess of our expenses. The success of our revenue model will depend upon many factors including:

     . The success of our distribution partners in marketing their products and services; and
     . The extent to which consumers and businesses use our products and services.

     Because of the new and evolving nature of the Internet, we cannot predict whether our revenue model will prove to be viable, whether demand for our products and services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable. Additionally, our customer contracts may result in significant license or development revenue in one quarter, which will not recur in the next quarter for that customer. As a result, it is likely that components of our revenue will be volatile, which may cause our stock price to be volatile as well.

     Our business depends on the growth of the Internet and its acceptance as a platform for business commerce and communication. Our business plan assumes that the Internet will develop into a significant source of business-related communication and communication interactivity. However, the Internet market is new and rapidly evolving and there is no assurance that the Internet will develop in this manner. If the Internet does not develop in this manner, our business, operating results and financial condition would be materially adversely affected. Numerous factors could prevent or inhibit the development of the Internet in this manner, including:

     . The failure of the Internet's infrastructure to support Internet usage or electronic commerce;
     . The failure of businesses developing and promoting Internet commerce to adequately secure the confidential information, such as credit card numbers, needed to carry out Internet commerce; and
     .  Regulation of Internet activity.

     Use of many of our products and services will be dependent on distribution partners. Because we have elected to partner with other companies for the distribution of many of our products and services, many users of our products and services are expected to obtain or utilize them through our distribution partners. As a result, our distribution partners, and not us, will substantially control the customer relationship with these users. If the business of the companies with whom we partner is adversely affected in any manner, our business, operating results and financial condition could be materially adversely affected.

     We may be unable to develop desirable products. Our products are subject to rapid obsolescence and our future success will depend upon our ability to develop new products and services that meet changing customer and marketplace requirements. There is no assurance that we will be able to successfully:

     . Identify new product and service opportunities; or . Develop and introduce new products and services to market in a timely manner.

     In addition, even if we are able to identify new opportunities, our working capital constraints may not permit us to pursue them. If we are unable to identify and develop and introduce new products and services on a timely basis, our business, operating results and financial condition could be materially adversely affected.

     Our products and services may not be successful. A suitable market for our products and services may not develop or, if it does develop, it may take years for the market to become large enough to support significant business opportunities. Even if we are able to successfully identify, develop, and introduce new products and services there is no assurance that a market for these products and services will materialize to the size and extent that we anticipate. If a market does not materialize as we anticipate, our business, operating results, and financial condition could be materially adversely affected. The following factors could affect the success of our products and services and our ability to address sustainable markets:

     . The failure of our business plan to accurately predict the rate at which the market for Internet products and services will grow;
     . The failure of our business plan to accurately predict the types of products and services the future Internet marketplace will demand;
     .  Our limited experience in marketing our products and services;
     . Our limited working capital may not allow us to commit the resources required to adequately support the introduction of new products and services.
     . The failure of our business plan to accurately predict our future participation in the Internet marketplace;
     . The failure of our business plan to accurately predict the estimated sales cycle, price and acceptance of our products and services;

     . The development by others of products and services that renders our products and services noncompetitive or obsolete; or
     . Our failure to keep pace with the rapidly changing technology, evolving industry standards and frequent new product and service introductions that characterize the Internet marketplace.

     The intense competition that is prevalent in the Internet market could have a material adverse effect on our business. Our current and prospective competitors include many companies whose financial, technical, marketing and other resources are substantially greater than ours. There is no assurance that we will have the financial resources, technical expertise or marketing, sales and support capabilities to compete successfully. The presence of these competitors in the Internet marketplace could have a material adverse effect on our business, operating results or financial condition by causing us to:

     . Reduce the average selling price of our products and services; or . Increase our spending on marketing, sales and product development.

     There is no assurance that we would be able to offset the effects of any such price reductions or increases in spending through an increase in the number of our customers, higher sales from premium services, cost reductions or otherwise. Further, our financial condition may put us at a competitive disadvantage relative to our competitors. If we fail to, or cannot, meet competitive challenges, our business, operating results and financial condition could be materially adversely affected.

     A limited number of our customers generate a significant portion of our revenues. We had three customers representing 66% of revenues for the year ended December 31, 2000, and three customers representing 68% of revenues for the year ended December 31, 1999. There is no assurance that we will be able to attract or retain major customers. The loss of, or reduction in demand for products or services from major customers could have a material adverse effect on our business, operating results, cashflow and financial condition.

     The sales cycle for our products and services is lengthy and unpredictable. While our sales cycle varies from customer to customer, it typically has ranged from two to nine months or more. Our pursuit of sales leads typically involves an analysis of our prospective customer's needs, preparation of a written proposal, one or more presentations and contract negotiations. We often provide significant education to prospective customers regarding the use and benefits of our Internet technologies and services. Our sales cycle may also be affected by a prospective customer's budgetary constraints and internal acceptance reviews, over which we have little or no control. In order to quickly respond to, or anticipate, customer requirements, we may begin development work prior to having a signed contract, which exposes us to the risk that the development work will not be recovered from revenue from that customer.

     It may take one or more years for our business model to generate significant revenues which could increase our requirement for investment capital and could have an adverse effect on our ability to become profitable. Many of our products and services, particularly our AccelX products and services, are offered on a revenue-share basis. Once we have sold our products and services, it may take three or more months for them to be integrated into our customers' businesses and product offerings. Further, even after our customers have begun to market our products and services to their customers, our limited operating history does not enable us to predict how long it generally will take before their customers will begin to use our products and services in sufficient quantity to provide us with significant recurring revenues. As a result, even if significant business for our products and services does develop, we may not recognize meaningful revenues from this business for many months or possibly even for one or more years. This could require that we raise significant additional investment capital to sustain our operations and could have a materially adverse effect on our ability to become profitable within the next one or more years.


     We may not be able to offer proprietary products based on the Jabber.org open-source movement without jeopardizing our relationship with the Jabber.org or other open-source communities. An important element of the business model for our Jabber.com, Inc. subsidiary is based upon Jabber.com's ability to offer proprietary products compatible with the Jabber.org open-source instant messaging systems. A key element of open-source software development movements is that the software and its code be offered to other developers and users free, provided that anyone who makes an improvement or modification to the software and who intends to commercialize the improvement or modification, makes them available for free to the community and other users. In the event that the Jabber.org open-source community or other open-source communities withdraw their support for either Jabber.com or Jabber instant messaging products due to Jabber.com's sale of proprietary products or for any other reason, our and Jabber.com's business, financial condition or results of operations could be materially adversely affected.

     We may be unable to adjust our spending to account for potential fluctuations in our quarterly results. As a result of our limited operating history, we do not have historical financial data for a sufficient number of periods on which to base planned operating expenses. Therefore, our expense levels are based in part on our expectations as to future sales and to a large extent are fixed. We typically operate with little backlog and the sales cycles for our products and services may vary significantly. As a result, our quarterly sales and operating results generally depend on the volume and timing of and the ability to close customer contracts within the quarter, which are difficult to forecast. We may be unable to adjust spending in a timely manner to compensate for any unexpected sales shortfalls. If we were unable to so adjust, any significant shortfall of demand for our products and services in relation to our expectations would have an immediate adverse effect on our business, operating results and financial condition. Further, we currently intend to increase our capital expenditures and operating expenses to fund the operations of our Jabber.com, Inc. subsidiary. To the extent that such expenses precede or are not subsequently followed by increased sales, our business, operating results and financial condition will be materially adversely affected.

     We may be unable to retain our key executives and research and development personnel. Our future success also depends in part on our ability to identify, hire and retain additional personnel, including key product development, sales, marketing, financial and executive personnel. Competition for such personnel is intense and there is no assurance that we can identify or hire additional qualified personnel.

     Executives and research and development personnel who leave us may compete against us in the future. We generally enter into written nondisclosure and non-solicitation agreements with our officers and employees which restrict the use and disclosure of proprietary information and the solicitation of customers for the purpose of selling competing products or services. However, we generally do not require our employees to enter into non-competition agreements. Thus, if any of these officers or key employees left, they could compete with us, so long as they did not solicit our customers. Any such competition could have a material adverse effect on our business.

     We may be unable to manage our expected growth. If we are able to implement our growth strategy, we will experience significant growth in the number of our employees, the scope of our operating and financial systems and the geographic area of our operations. There is no assurance that we will be able to implement in whole or in part our growth strategy or that our management or other resources will be able to successfully manage any future growth in our business. Any failure to do so could have a material adverse effect on our operating results and financial condition.

     We may be unable to protect our intellectual property rights. Intellectual property rights are important to our success and our competitive position.
There is no assurance that the steps we take to protect our intellectual property rights will be adequate to prevent the imitation or unauthorized use of our intellectual property rights. Policing unauthorized use of proprietary systems and products is difficult and, while we are unable to determine the extent to which piracy of our software exists, we expect software piracy to be a persistent problem. In addition, the laws of some foreign countries do not protect software to the same extent as do the laws of the United States. Even if the steps we take to protect our proprietary rights prove to be adequate, our competitors may develop services or technologies that are both non-infringing and substantially equivalent or superior to our services or technologies.

     Computer viruses and similar disruptive problems could have a material adverse effect on our business. Our software and equipment may be vulnerable to computer viruses or similar disruptive problems caused by our customers or other Internet users. Our business, financial condition or operating results could be materially adversely affected by:

     . Losses caused by the presence of a computer virus that causes us or third parties with whom we do business to interrupt, delay or cease service to our customers;
     . Losses caused by the misappropriation of secured or confidential information by a third party who, in spite of our security measures, obtains illegal access to this information;
     . Costs associated with efforts to protect against and remedy security breaches; or
     . Lost potential revenue caused by the refusal of consumers to use our products and services due to concerns about the security of transactions and commerce that they conduct on the Internet.

     Future government regulation could materially adversely affect our business. There are currently few laws or regulations directly applicable to access to, communications on, or commerce on the Internet. Therefore, we are not currently subject to direct regulation of our business operations by any government agency, other than regulations applicable to businesses generally. Due to the increasing popularity and use of the Internet, however, federal, state, local, and foreign governmental organizations have, from time to time, considered a number of legislative and regulatory proposals related to the Internet. The adoption of any of these laws or regulations may decrease the growth in the use of the Internet, which could, in turn:

     .  Decrease the demand for our products and services;
     . Increase our cost of doing business; or . Otherwise have a material adverse effect on our business, results of operations and financial condition.

     Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Our business, results of operations and financial condition could be materially adversely affected by the application or interpretation of these existing laws to the Internet.

     Our articles of incorporation and bylaws may discourage lawsuits and other claims against our directors. Our articles of incorporation provide, to the fullest extent permitted by Colorado law, that our directors shall have no personal liability for breaches of their fiduciary duties to us. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Colorado law. These provisions may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty.

     The price of our common stock has been highly volatile due to factors that will continue to affect the price of our stock. Our common stock closed as high as $67.75 per share and as low as $1.43 per share between January 1, 2000 and March 20, 2001. Historically, the over-the-counter markets for securities such as our common stock have experienced extreme price and volume fluctuations.
Some of the factors leading to this volatility include:

     . Price and volume fluctuations in the stock market at large that do not relate to our operating performance;
     .  Fluctuations in our quarterly revenue and operating results;
     .  Announcements of product releases by us or our competitors;
     . Announcements of acquisitions and/or partnerships by us or our competitors; and
     . Increases in outstanding shares of common stock upon exercise or conversion of derivative securities.

     These factors may continue to affect the price of our common stock in the future.

     We have issued numerous options, warrants, and convertible securities to acquire our common stock that could have a dilutive effect on our shareholders. As of March 20, 2001, we had issued warrants and options to acquire 4,369,960 shares of our common stock, exercisable at prices ranging from $1.875 to $58.25 per share, with a weighted average exercise price of approximately $10.87 per share. In addition to these warrants and options, we have reserved 2,640,852 shares of common stock for issuance upon conversion of our 10% convertible notes and series B-2 and C-1 convertible preferred stock. We have also reserved up to 1,200,000 shares for issuance upon conversion of the series C-2 convertible preferred stock and exercise of the series C-2 warrant which may be purchased by the selling shareholder. During the terms of these derivative securities, the holders will have the opportunity to profit from an increase in the market price of our common stock with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. In addition, the increase in the outstanding shares of our common stock as a result of the exercise or conversion of these derivative securities could result in a significant decrease in the percentage ownership of our common stock by current and future holders of our common stock.

     The potentially significant number of shares issuable upon conversion of our 10% convertible notes and convertible preferred stock could make it difficult to obtain additional financing. Due to the significant number of shares of our common stock which could result from a conversion of our 10% convertible notes and series B-2, C-1 and C-2 convertible preferred stock, new investors may either decline to make an investment in Webb due to the potential negative effect this additional dilution could have on their investment or require that their investment be on terms at least as favorable as the terms of the notes or convertible preferred stock. If we are required to provide similar terms to obtain required financing in the future, the potential adverse effect of these financings could be perpetuated and significantly increased.

     Future sales of our common stock in the public market could adversely affect the price of our common stock. Sales of substantial amounts of common stock in the public market that is not currently freely tradable, or even the potential for such sales, could have an adverse affect on the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. As of March 20, 2001, these shares consist of:

     . Approximately 282,000 shares owned by our executive officers and directors of our outstanding common stock ("Affiliate Shares");
     . Up to 2,640,852 shares issuable upon conversion of the 10% convertible notes and series B-2 and C-1 preferred stock;
     .  Approximately 4,369,960 shares issuable to warrant and option holders;
        and
     . Up to 1,200,000 shares issuable upon conversion of the series C-2 convertible preferred stock and exercise of the series C-2 warrant which may be issued to the selling shareholder.

     Unless the Affiliate Shares are further registered under the securities laws, they may not be resold except in compliance with Rule 144 promulgated by the SEC, or some other exemption from registration. Rule 144 does not prohibit the sale of these shares but does place conditions on their resale which must be complied with before they can be resold.

     Future sales of our common stock in the public market could limit our ability to raise capital. Sales of substantial amounts of our common stock in the public market pursuant to Rule 144, upon exercise or conversion of derivative securities or otherwise, or even the potential for such sales, could affect our ability to raise capital through the sale of equity securities.


     The trading volume of our common stock may diminish significantly if our common stock is delisted from the Nasdaq National Market. Although our shares are currently traded on the Nasdaq National Market, there is no assurance that they will remain eligible to be included on Nasdaq. If our common stock was no longer eligible for quotation on Nasdaq, it could become subject to rules adopted by the Securities and Exchange Commission, regulating broker/dealer practices in connection with transactions in "penny stocks." If our common stock became subject to the penny stock rules, many brokers may be unwilling to engage in transactions in our common stock because of the added regulation, thereby making it more difficult for purchasers of our common stock to dispose of their shares.

     Provisions in our articles of incorporation allow us to issue shares of stock that could make a third party acquisition of us difficult. Our Articles of Incorporation authorize our Board of Directors to issue up to 60,000,000 shares of common stock and 5,000,000 shares of preferred stock in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by our shareholders. Preferred stock authorized by the Board of Directors may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions. If the Board of Directors authorizes the issuance of preferred stock in the future, this authorization could affect the rights of the holders of common stock, thereby reducing the value of the common stock, and could make it more difficult for a third party to acquire us, even if a majority of the holders of our common stock approved of an acquisition.

     The issuance of our 10% convertible notes payable and convertible preferred stock has required us to record non-cash expenses which, in turn, increased our net loss applicable to common shareholders. Based on generally accepted accounting principles, we recorded a non-cash expense of approximately $426,000 as additional interest expense and $12.5 million of accretion expense for the year ended December 31, 2000, as a result of the issuance of our 10% convertible notes and the issuance of our series B and B-2 preferred stock, respectively. We will record additional non-cash expenses of approximately $5,300,000 for the quarter ending March 31, 2001, in connection with the issuance of the series C-1 convertible preferred stock and accompanying warrant and $470,000.during the two years ending December 31, 2002, related to the issuance of the notes unless they are converted to common stock prior to their maturity date, in which case it will be less. In addition, we will incur significant additional noncash expenses if we issue the series C-2 convertible preferred stock and accompanying warrant to the selling shareholder.

     We do not anticipate paying dividends on our common stock for the foreseeable future. We have never paid dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. Any decision by us to pay dividends on our common stock will depend upon our profitability at the time, cash available therefore, and other factors. We anticipate that we will devote profits, if any, to our future operations.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements made in this prospectus and the documents incorporated by reference in this prospectus under the captions "Webb Interactive Services, Inc." and "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the reform act. Forward-looking statements may be identified by the use of the terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or the negatives of these terms or other variations on these words or comparable terminology. To the extent that this prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of Webb, you should be aware that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in the forward-looking statements. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from their current expectations. These differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, inability to obtain sufficient financing to support our operations, progress in research and development activities, variations in costs that are beyond our control, adverse federal, state and local government regulation, unexpected costs, lower sales and net income, or higher net losses than forecasted, price increases for equipment, inability to raise prices, failure to obtain new customers, the possible fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, and other specific risks that may be alluded to in this prospectus.

                                USE OF PROCEEDS

     The selling shareholder is offering all of the shares to be sold. We will not receive any of the proceeds from the offer and sale of the shares of common stock; however, 821,991 of the shares offered by the selling shareholder are issuable upon the exercise of an outstanding stock purchase warrants at exercise prices ranging from $3.75 to $9.3343 per share. In addition, in the event that the conversion price for this C-2 convertible preferred stock is $2.50, then the series C-2 warrant will represent the right to acquire from us a maximum of 200,000 shares at $3.75 per share. The C-2 warrant would represent the right to purchase 66,666 shares at $11.25 per share if the conversion price is the $7.50 maximum conversion price. If these warrants were exercised in full, assuming that the series C-2 warrant is issued, we would receive gross proceeds of $4,671,402.

                              SELLING SHAREHOLDER

     The common stock covered by this prospectus consists of shares issued or issuable upon: (i) conversion of our series B-2 convertible preferred stock (391,282 shares), series C-1 convertible preferred stock (1,000,000 shares), series C-2 convertible preferred stock (up to 1,000,000 shares) and a 10% convertible promissory notes due August 25, 2002, in the principal amount of $2,654,110 (1,061,644 shares), together with interest of $469,813.99 accruing from January 1, 2001 through such maturity date; and (ii) exercise of various stock purchase warrants (1,021,991 shares). The common stock covered by this prospectus also consists of 504,136 shares of common stock currently held by the selling shareholder.

     The selling shareholder acquired its series B-2 convertible preferred stock on September 14, 2000 in exchange for all of its series B convertible preferred stock. The selling shareholder purchased the series B convertible preferred stock from us, together with a warrant to purchase 171,875 shares of common stock, for $6,250,000 on February 18, 2000. The selling shareholder acquired the series C-1 convertible preferred stock on February 28, 2001, together with a warrant to purchase up to 500,000 shares of common stock, in exchange for a cash investment of $2,500,000. The selling shareholder may also acquire shares of series C-2 convertible preferred stock, which could be converted up to a maximum of 1,000,000 shares of our common stock, and a warrant to purchase up to a maximum of 200,000 shares of our common stock, for an additional $2,500,000. The selling shareholder acquired the 10% convertible promissory notes during 1999 and 2000. The selling shareholder received a warrant to purchase 150,116 shares of our common stock on December 18, 1999 as part of an amendment of the terms of the promissory notes. The selling shareholder acquired the 504,136 shares of common stock when it converted a portion of the series B-2 convertible preferred stock that it acquired in 2000.

     The number of shares that actually may be sold by the selling shareholder will be determined by the selling shareholder. Because the selling shareholder may sell all, some or none of the shares of common stock which it holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholder upon termination of the offering.

     The following table sets forth information as of March 20, 2001, regarding the selling shareholder, including:

     .  The name of the selling shareholder;
     . The beneficial ownership of common stock of the selling shareholder; and . The maximum number of shares of common stock offered by the selling shareholder.

     The information presented is based on data furnished to us by the selling shareholder.

     Under the registration rights agreement, we are required to register for resale by the selling shareholder 5,166,979 shares of our common stock. This amount is based upon the number of shares: (i) issuable upon conversion of the series B-2, C-1 and C-2 convertible preferred stock; (ii) issuable upon conversion of the 10% convertible promissory notes, together with interest accruing from January 1, 2001 through August 25, 2002; (iii) issuable upon the exercise of stock purchase warrants; and (iv) currently held by the selling shareholder. Approximately 1,184,460 of these shares are subject to effective registration statements filed with the Securities and Exchange Commission. We will cause these shares to be removed from registration after the registration statement which includes this prospectus is made effective by the Commission.

     Pursuant to their terms, the convertible preferred stock, the convertible promissory notes and the warrants are convertible or exercisable by the selling shareholder only to the extent that the number of shares thereby issuable, together with the number of shares of common stock owned by the selling shareholder, but not including unconverted or unexercisable shares under the convertible preferred stock, the convertible promissory notes or the warrants, would not exceed 4.99% of the then outstanding shares of our common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. Accordingly, the number of shares of common stock set forth in the third and fourth columns in the table below for the selling shareholder exceeds the number of shares of common stock that the selling shareholder beneficially owns in accordance with
Section 13(d) as of March 20 2001. This 4.99% limit may not prevent the selling shareholder from converting all of its convertible preferred stock or the convertible promissory notes, or exercising its warrants, because the selling shareholder can convert the convertible preferred stock or the convertible promissory notes, or exercise the warrants into 4.99% of our outstanding common stock, then sell all of that stock to permit it to engage in further conversions or exercises. As a result, the 4.99% limit does not prevent the selling shareholder from selling more than 4.99% of our common stock.


                                             Shares of Common Stock
                                             Owned Before Offering Plus
                     Shares Of Common        Maximum Number of Shares        Maximum Number of        Shares of Common
                     Stock Owned             Which Can Be Acquired           Shares Offered Under     Stock Owned
Selling              Beneficially Before     Over the Life of Securities     This Registration        Beneficially After
Shareholder          Offering (%)            Owned (%)                       Statement (%)            Offering (%)
------------------------------------------------------------------------------------------------------------------------
Castle Creek         516,688 (4.99%)         3,966,979 (28.71%)(2)           5,166,979 (34.41)(3)     0 (0%)(4)
Technology
Partners LLC (1)

(1) Shares beneficially owned include 504,136 common shares currently held and 12,552 shares issuable upon conversion or exercise of outstanding securities. Castle Creek Technology Partners LLC, 77 West Wacker Drive, Suite 4040, Chicago, Illinois 60601. Castle Creek Technology Partners LLC beneficially owns 516,688 shares of common stock, determined in accordance with Rule 13d-3, and disclaims beneficial ownership of any shares other than these shares. Castle Creek Technology Partners LLC acquired its securities in the ordinary course of its business and at the time of its purchase of these securities, it had no understandings, directly or indirectly with any person to distribute the securities. As investment manager, pursuant to a management agreement with Castle Creek Technology Partners LLC, Castle Creek Partners, LLC may be deemed to beneficially own the securities held by Castle Creek Technology Partners LLC. Castle Creek Partners, LLC disclaims such beneficial ownership. Daniel Asher, as a managing member of Castle Creek Partners, LLC, holds the voting and dispositive powers over the securities owned by Castle Creek Technology Partners LLC and may be deemed to be the beneficial owner of the securities. Mr. Asher disclaims such beneficial ownership.

(2) Includes: (a) 391,200 shares issuable upon conversion of the series B-2 convertible preferred stock and assumes a conversion price of $2.50; (b) 1,000,000 shares issuable upon conversion of the series C-1 convertible preferred stock and assumes a conversion price of $2.50; (c) 1,061,644 shares issuable upon conversion of the 10% convertible promissory notes and assumes a conversion rate of $2.50 per share; (d) 187,926 shares issuable upon conversion of interest accruing under such 10% convertible promissory notes from January 1, 2001 through August 25, 2002, and assumes a conversion rate of $2.50 per share and that all such interest is paid in additional notes; (e) 171,875 shares issuable upon exercise of a warrant obtained in connection with issuance of the series B convertible preferred stock; (f) 500,000 shares issuable upon exercise of a warrant obtained in connection with the issuance of the series C-1 convertible preferred stock; (g) 136,519 shares issuable upon exercise of a warrant obtained in connection with the amendment of the terms of the 10% convertible promissory notes; and (h) 504,136 shares of common stock currently held by the selling shareholder. No effect has been given to the antidilution provisions in the warrants since any events which could cause the antidilution provisions to take effect are not now known. Does not include: (x) up to 1,000,000 shares issuable upon conversion of the series C-2 convertible preferred stock, which has not been issued; and (y) up to 200,000 shares issuable upon exercise of a warrant, which will be issued if the series C-2 convertible preferred stock is issued.

(3) Includes up to 1,200,000 shares issuable in connection with the conversion and exercise of the series C-2 convertible preferred stock and accompanying warrant which may be acquired by the selling shareholder.

(4)  Assumes the sale of all shares offered for sale by this prospectus.

                             PLAN OF DISTRIBUTION

     The sale of the shares offered by this prospectus may be made in the Nasdaq National Market or other over-the-counter markets at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

     . A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.
     . Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus.
     . Ordinary brokerage transactions in which the broker does not solicit purchasers and transactions in which the broker does solicit purchasers.
     .  Transactions directly with a market maker.
     .  In privately negotiated transactions not involving a broker or dealer.

     Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices which may be changed, or at prices related to prevailing market prices.

     Brokers or dealers engaged by the selling shareholder to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with these sales. We will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

     In connection with their ownership or sale of the shares, the selling shareholder may enter into hedging transactions. In connection with such transactions, persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common stock in connection with the transaction with selling shareholder. The selling shareholder may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares. In addition, from time to time, the selling shareholder may pledge its shares pursuant to the margin provisions of its customer agreements or otherwise. Upon delivery of the shares or a default by the selling shareholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

     To comply with the securities laws of some states, if applicable, the shares will be sold in those states only through brokers or dealers. In addition, in some states, the shares may not be sold in those states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is complied with.

     If necessary, the specific shares of our common stock to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. We entered into a registration agreement in connection with the private placement of the series C-1 convertible preferred stock which requires us to register the underlying shares of our common stock under applicable federal and state securities laws, as well as the other shares of common stock being offered in this prospectus. The registration agreement provides for cross-indemnification of the selling shareholder and us and each party's respective directors, officers and controlling persons against liability in connection with the offer and sale of the common stock, including liabilities under the Securities Act of 1933 and to contribute to payments the parties may be required to make in respect thereof. We have agreed to indemnify and hold harmless the selling shareholder from liability under the Securities Act of 1933.

     The rules and regulations in Regulation M under the Securities Exchange Act of 1934, provide that during the period that any person is engaged in the distribution, as so defined in Regulation M of our common stock, such person generally may not purchase shares of our common stock. The selling shareholder is subject to applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by the selling shareholder. The foregoing may affect the marketability of the common stock.

     We will bear all expenses of the offering of the common stock, except that the selling shareholder will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling shareholder.

                           DESCRIPTION OF SECURITIES

General

     Our articles of incorporation authorize our board of directors to issue 65,000,000 shares of capital stock, including 60,000,000 shares of common stock and 5,000,000 shares of preferred stock, with rights, preferences and privileges as are determined by our board of directors.

Common Stock

     As of March 20, 2001, we had 10,354,473 shares of common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable and the shares of our common stock offered by this prospectus will be, upon issuance, fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock.

     Voting. Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy, together with any preferred stock issued and outstanding and entitled to vote and present in person or by proxy, constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of our common stock present and entitled to vote at a meeting, together with any preferred stock present and entitled to vote at a meeting, will decide any question brought before the meeting, except when Colorado law, our articles of incorporation, or our bylaws require a greater vote and except when Colorado law requires a vote of any preferred stock issued and outstanding, voting as a separate class, to approve a matter brought before the meeting. Holders of our common stock do not have cumulative voting for the election of directors.

     Dividends. Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds available for distribution. The payment of any dividends may be limited or prohibited by loan agreement provisions or priority dividends for preferred stock that may be outstanding.

     Preemptive Rights. The holders of our common stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

     Liquidation. If we liquidate or dissolve, the holders of each outstanding share of our common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities and after distributions to holders of preferred stock legally entitled to be paid distributions prior to the payment of distributions to holders of our common stock.

Series B-2 Convertible Preferred Stock

     As of March 20, 2001, we had 978 shares of series B-2 convertible preferred stock outstanding. On February 18, 2000, we issued 6,250 shares of our series B convertible preferred stock and a warrant to acquire 171,875 shares of our common stock to the selling shareholder for a cash investment of $6,250,000. A similar number of series B-2 preferred stock and warrant was issued to another investor, resulting in the issuance of an aggregate of 12,500 shares of this preferred stock. On September 14, 2000, we agreed to exchange all of the series B convertible preferred stock for 12,500 shares of series B-2 convertible preferred stock. During December 2000, all but 978 shares of the series B-2 convertible preferred stock were converted at a conversion price of $10.20408 per share. The series B-2 convertible preferred stock does not bear dividends and does not entitle the holders to any voting rights except as required by Colorado law. The following is a summary of the material terms of the series B-2 convertible preferred stock.

     Conversion. The preferred stock is convertible into common stock so long as the conversion would not result in the holder being a beneficial owner of more than 4.99% of our common stock. The current conversion price is $2.50 per share.

     The conversion price is also subject to anti-dilution protection in the event of the issuance of our common stock at prices less than the conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record a charge to income.

     Redemption. In the event that we do not have a sufficient number of shares of our common stock available for the conversion of the preferred stock for any reason, including our failure to obtain the approval of our shareholders of the issuance of the preferred stock, fail in any material respect to comply with the terms of the preferred stock or the purchase agreement pursuant to which the preferred stock was sold or our common stock ceases to be quoted on the Nasdaq Stock Market and such suspension or failure to be so quoted or listed occurs as a result of any willful action or failure on our part, the holder of the preferred stock has the right to require us to redeem its shares of preferred stock. The redemption price would be equal to the greater of $1,250 per share of preferred stock or the market value of the preferred stock based on the then market value for our common stock.

     Liquidation Preference. If we liquidate, dissolve or wind-up our business, whether voluntary or otherwise, after we pay our debts and other liabilities, the holder of the preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share.

Series C-1 Convertible Preferred Stock

     On February 28, 2001, we issued 2,500 shares of our series C-1 convertible preferred stock and warrants to acquire 500,000 shares of our common stock to the selling shareholder for a cash investment of $2,500,000. The conversion price for the series C-1 convertible preferred stock is $2.50 The series C-1 convertible preferred stock does not bear dividends and does not entitle the holders to any voting rights except as required by Colorado law. The following is a summary of the material terms of the series C-1 convertible preferred stock.

     Conversion. The preferred stock is convertible into common stock so long as the conversion would not result in the holder being a beneficial owner of more than 4.99% of our common stock. The current conversion price is $2.50 per share.

     The conversion price is also subject to anti-dilution protection in the event of the issuance of our common stock at prices less than the conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record a charge to income.

     Redemption. In the event that we do not have a sufficient number of shares of our common stock available for the conversion of the preferred stock for any reason, including our failure to obtain the approval of our shareholders of the issuance of the preferred stock, fail in any material respect to comply with the terms of the preferred stock or the purchase agreement pursuant to which the preferred stock was sold or our common stock ceases to be quoted on the Nasdaq Stock Market and such suspension or failure to be so quoted or listed occurs as a result of any willful action or failure on our part, the holder of the preferred stock has the right to require us to redeem its shares of preferred stock. The redemption price would be equal to the greater of $1,250 per share of preferred stock or the market value of the preferred stock based on the then market value for our common stock.

     Liquidation Preference. If we liquidate, dissolve or wind-up our business, whether voluntary or otherwise, after we pay our debts and other liabilities, the holder of the preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share.

     Registration Rights. Pursuant to the agreement under which the series C-1 preferred stock was issued, we have been required to file with the Securities and Exchange Commission a registration statement for the resale of the shares issuable upon conversion of this preferred stock (as well as the other shares of common stock being offered for sale by the selling shareholder under this prospectus) and to use our best efforts to keep such registration statement effective until all of the registered shares have been resold or can be sold immediately without compliance with the registration requirements of the Securities Act of 1933, pursuant to Rule 144 or otherwise.

Series C-2 Convertible Preferred Stock

     The selling shareholder is required to purchase and we are required to sell the series C-2 convertible preferred stock and accompanying warrant providing that: the registration statement which includes this prospectus has been declared effective by the Securities and Exchange Commission and has been effective for 15 days; our common stock continues to be listed on the Nasdaq National Market; our average market capitalization for the three trading days immediately preceding the closing of the sale of these securities is at least $32,300,000, adjusted to the extent of any increase or decrease in the number of our outstanding shares of common stock; our representations and warranties in our agreement with the selling shareholder are true and correct in all material respects at the time of the closing; and there has been no material adverse change in our business, financial condition, properties, prospects or results of operations. The purchase price of the series C-2 convertible preferred stock and accompanying warrant is $2,500,000. The series C-2 shares are convertible into common stock at a price equal to the least of: (i) 80% of the average market price for our common stock for the three trading days immediately preceding the issuance of the stock; (ii) 80% of the closing bid price for the common stock on the day immediately preceding the issuance of the preferred stock; and (iii) $7.50. Accordingly, at the time the series C-2 convertible preferred stock is issued, the maximum number of shares of common stock issuable upon conversion of this preferred stock will be 1,000,000 shares, and a maximum of 200,000 shares will be issuable upon exercise of the accompanying warrant. The series C-2 convertible preferred stock will not bear dividends and will not entitle the holder to any voting rights except as required by Colorado law. The following is a summary of the material terms of the series C-2 convertible preferred stock.

     Conversion. The preferred stock is convertible into common stock so long as the conversion would not result in the selling shareholder being a beneficial owner of more than 4.99% of our common stock. The conversion price is subject to the formula described in the preceding paragraph.

     The conversion price is also subject to anti-dilution protection in the event of the issuance of our common stock at prices less than the conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record a charge to income.

     Redemption. In the event that we do not have a sufficient number of shares of our common stock available for the conversion of the preferred stock for any reason, including our failure to obtain the approval of our shareholders of the issuance of the preferred stock, fail in any material respect to comply with the terms of the preferred stock or the purchase agreement pursuant to which the preferred stock was sold or our common stock ceases to be quoted on the Nasdaq Stock Market and such suspension or failure to be so quoted or listed occurs as a result of any willful action or failure on our part, the holder of the preferred stock has the right to require us to redeem its shares of preferred stock. The redemption price would be equal to the greater of $1,250 per share of preferred stock or the market value of the preferred stock based on the then market value for our common stock.

     Liquidation Preference. If we liquidate, dissolve or wind-up our business, whether voluntary or otherwise, after we pay our debts and other liabilities, the holder of the preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share.

10% Convertible Promissory Notes

     On August 25, 1999, we issued to the selling shareholder a three-year 10% convertible promissory note in the amount of $5,000,000. The terms of the promissory note were amended on December 18, 1999, at which time we issued to the selling shareholder a warrant to purchase 136,519 shares of common stock.
On February 18, 2000, one-half of the principal amount of the note was converted into 248,262 shares of common stock at an exercise price of $10.07 per share. During 2000, an aggregate of $164,110 principal amount of similar 10% convertible notes were issued to pay interest on the note. As of March 20, 2001, we had a total of $2,654,110 principal amount of the 10% convertible notes outstanding. For the period from January 1, 2001 through the maturity date of the notes, August 25, 2002, additional interest will accrue in the amount of $469,814 assuming the interest is paid in additional notes. If paid in cash, the interest will be lower due to the absence of compounding. Upon the issuance of additional convertible promissory notes to pay this interest, an additional 187,926 shares of common stock would be issuable upon conversion of the notes. The following is a summary of the material terms of the promissory notes.

     Conversion Price. The convertible promissory notes are convertible into shares of common stock at a conversion price of $2.50 per share.

     Redemption. We can prepay the promissory notes at any time, if the closing bid price for our common stock for 20 consecutive trading days is at least 200% of the conversion price then in effect. The redemption price would equal 115% of the face amount of the convertible notes, plus accrued and unpaid interest.

     Interest. The promissory notes bear interest at the rate of 10% per annum. If the market value of our common stock is above $2.50, the issuance of notes to pay interest would result in an effective interest rate of more than 10%.

Warrant Issued with Series B Convertible Preferred Stock

     The selling shareholder owns a five-year warrant to purchase 171,875 shares of our common stock, which was issued on February 18, 2000. A similar warrant was issued to a second investor in connection with its purchase of series B convertible preferred stock. The exercise price for the warrants is currently $3.75374 per share. During the first three years of the warrant, the exercise price is subject to adjustment at the end of each ninety-day period following the issuance of the warrants. During this period, the exercise price at the end of each ninety-day period shall be adjusted if the market price for our common stock is less than the then exercise price for the warrants, and shall, in this event, be the then market price for our common stock. The exercise price for the warrant is also subject to anti-dilution protection in the event of the issuance of our common stock at prices less than the exercise price for the warrants and for stock splits, stock dividends and other similar transactions. If the warrant price is reset, we may record additional charges to income. The warrants may be subject to early expiration after an underwritten public offering or one year if the market price for our common stock exceeds $40.81.

Warrant Issued with Series C-1 Convertible Preferred Stock

     The selling shareholder received a three-year warrant to purchase up to 500,000 shares of our common stock, which was issued on February 28, 2001. The exercise price for the warrant is $3.75 per share. The warrant may be subject to early expiration after 180 days if the market price for our common stock exceeds $7.50 for 10 consecutive trading days. The exercise price for the warrant is subject to anti-dilution protection for stock splits, stock dividends and other similar transactions

Warrant to be Issued with Series C-2 Convertible Preferred Stock

     A warrant to purchase additional shares of common stock will be issued at a ratio of one share for each five shares of common stock into which the series C-2 shares are convertible at an exercise price equal to the greater of 150% of the conversion price of the series C-2 shares or the closing bid price for our common stock on the trading day immediately preceding the issuance of the warrant. If the series C-2 convertible preferred stock is issued, the maximum number of shares of common stock issuable upon exercise of the series C-2 warrant issued with the preferred stock will be 200,000 shares and the minimum exercise price will be $3.75 per share. The warrant may be subject to early expiration after 180 days if the market price for our common stock exceeds the greater of $7.50 or 200% of the exercise price for the warrant for 10 consecutive trading days. The exercise price for the warrant will be subject to anti-dilution protection for stock splits, stock dividends and other similar transactions.

Warrant Issued with Convertible Notes

     We issued the selling shareholder a five-year warrant to purchase 150,116 shares of our common stock in connection with the purchase of the 10% convertible promissory notes. The exercise price for the warrant is $9.3343 per share. The warrant is subject to anti-dilution protection in the event of the issuance of our common stock at prices less than the exercise prices for the warrant or the then current price for our common stock and for stock splits, stock dividends and other similar transactions.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also obtain copies of this material from the SEC's Internet site located at http://www.sec.gov.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, file no. 0-28462:


     . Our annual report on Form 10-KSB for the year ended December 31, 2000. . Our definitive proxy statement for the 2001 annual meeting of shareholders filed on April 18, 2000.
     . The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 22, 1996.

     .  Our current report on Form 8-K filed March 1, 2001.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

          Shareholder Services
          Attn: Kim Boswood
          Webb Interactive Services, Inc.
          1899 Wynkoop
          Suite 600
          Denver, Colorado 80202
          (303) 308-3227

  This prospectus is part of a registration statement we filed with the SEC.
You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling shareholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

                                 LEGAL MATTERS

  Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota, has issued an opinion about the legality of the shares registered by this prospectus.

                                    EXPERTS


  The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements.

                                INDEMNIFICATION

  Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if specified standards are met. Although indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  Our articles of incorporation also limit the liability of our directors to the fullest extent permitted by the Colorado law. Specifically, our articles of incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

     .  Any breach of the duty of loyalty to us or our shareholders;
     . Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;
     . Dividends or other distributions of corporate assets that are in contravention of specified statutory or contractual restrictions;
     .  Violations of specified laws; or
     . Any transaction from which the director derives an improper personal benefit.

================================================================================


No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered by this prospectus by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.


                                 _______________

                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Webb Interactive Services, Inc.                                                2
Risk Factors                                                                   3
Special Note Regarding Forward-Looking Statements                              9
Use of Proceeds                                                                9
Selling Shareholder                                                            9
Plan of Distribution                                                          12
Description of Securities                                                     13
Where You Can Find More Information                                           17
Legal Matters                                                                 18
Experts                                                                       18
Indemnification                                                               18

================================================================================



================================================================================




                               WEBB INTERACTIVE
                                SERVICES, INC.



                                _______________


                                  PROSPECTUS

                                _______________




                              _________ __, 2001



================================================================================

                                    PART II
                 INFORMATION NOT REQUIRED TO BE IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution


     The following table sets forth our various expenses in connection with the sale and distribution of the shares being registered pursuant to this Form S-3 registration statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee. We will pay all of such expenses.


     Securities and Exchange Commission fee                     $ 2,260.55
     Accounting fees and expenses                                 6,000.00
     Legal fees and expenses                                     10,000.00
     Printing, Mailing                                            4,000.00
     Transfer Agent fees                                            500.00
     Miscellaneous                                                2,239.45
                                                                ----------
      TOTAL                                                     $25,000.00
                                                                ==========


Item 15.  Indemnification of Directors and Officers

     Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of Webb against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if the person conducted himself or herself in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Colorado law. Specifically, the articles of incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

     .  any breach of the duty of loyalty to us or our shareholders;
     . acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;
     . dividends or other distributions of corporate assets that are in contravention of statutory or contractual restrictions; or
     . any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the articles of incorporation.

Item 16.  Exhibits

     3.1 Articles of Incorporation, as amended, of Webb Interactive Services, Inc. (1)
     3.2    Bylaws of Webb Interactive Services, Inc. (2)
     4.1 Specimen form of Webb Interactive Services, Inc. common stock certificate (3)
     5.1    Opinion of Counsel (4)
     10.1 Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC, including the Form of Warrant and Registration Rights Agreement (5)
     10.2 Promissory note dated August 25, 1999 issued by Webb to the Castle Creek Technology Partners LLC (5)

     10.3 Amendment dated December 18, 1999 to Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC (6)
     10.4 First Amendment dated December 18, 1999 to Promissory Note dated August 25, 1999 issued by Webb to Castle Creek Technology Partners LLC (6)
     10.5 Stock Purchase Warrant dated August 25, 1999, as amended, December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC (6)
     10.6 Stock Purchase Warrant dated December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC (6)
     10.7 Securities Purchase Agreement dated as of December 31, 1999, between Webb, Marshall Capital Management, Inc. and Castle Creek Technology Partners LLC. Included as exhibits thereto are the form of Warrant and the Registration Rights Agreement (7)
     10.8 Letter Agreement dated as of September 14, 2000 between Webb and Castle Creek. (8)
     10.9 Articles of Amendment setting forth the terms of the series B-2 convertible preferred stock (9)
     10.10 Exchange Agreement dated as of September 14, 2000, between Webb and Castle Creek (9)
     10.11 Securities Purchase Agreement dated as of February 28, 2001, between Webb and Castle Creek Technology Partners LLC. Included as exhibits thereto are the Articles of Amendment setting forth the terms of the Series C-1 Convertible Preferred Stock, the form of Articles of Amendment for the Series C-2 Convertible Preferred Stock, the forms of Series C-1 and C-2 Warrants and the Registration Rights Agreement
            (10)
     10.12 Articles of Amendment setting forth the terms of the Series C-1 Convertible Preferred Stock (10)
     23.1   Consent of Arthur Andersen LLP*
____________________
*    Filed herewith
(1) Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.
(2) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(3) Filed with the Registration Statement on Form S-3, filed September 24, 1999, Commission File No. 333-86465.

(4) Filed with the Registration Statement on Form S-3, filed March 22, 2001, Commission File No. 333- 57442.
(5) Filed with the current report on Form 8-K, filed September 2, 1999, Commission File No. 000-28462.
(6) Filed with Amendment 2 to the Registration Statement on Form S-3, filed January 3, 2000, Commission File No. 333-87887.
(7) Filed with the current report on Form 8-K, filed January 5, 2000, Commission File No. 000-28462.
(8) Filed with the current report on Form 8-K, filed September 19, 2000, Commission File No. 000-28462.
(9) Filed with the current report on Form 8-K/A, filed September 27, 2000, Commission File No. 000-28462.
(10) Filed with the current report on Form 8-K, filed March 1, 2001, Commission File No. 000-28462.


Item 17.  Undertakings

     A. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on April 18, 2001.

                                WEBB INTERACTIVE SERVICES, INC.

                                    /s/ Perry Evans
                                By:_____________________________________________
                                   Perry Evans, Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below on the 18th day of April, 2001, by the following persons in the capacities indicated:


/s/ Perry Evans
___________________________________________________
Perry Evans
(President, Chief Executive Officer and a Director)


/s/ William R. Cullen
___________________________________________________
William R. Cullen
(Chief Financial Officer and a Director)


/s/ Stuart J. Lucko
___________________________________________________
Stuart J. Lucko
(Chief Accounting Officer)


/s/ Lindley S. Branson
___________________________________________________
Lindley S. Branson
(Director)


/s/ Robert J. Lewis by Lindley S. Branson attorney-in-fact
___________________________________________________
Robert J. Lewis
(Director)


/s/ Richard C. Jennewine by Lindley S. Branson attorney-in-fact
___________________________________________________
Richard C. Jennewine
(Director)


/s/ Timothy O'Reilly by Lindley S. Branson attorney-in-fact
___________________________________________________
Timothy O'Reilly
(Director)


/s/ Edward R. Flaherty by Lindley S. Branson attorney-in-fact
___________________________________________________
Edward R. Flaherty
(Director)

                        Webb Interactive Services, Inc.
                                   Form S-3
                               Index to Exhibits


     3.1 Articles of Incorporation, as amended, of Webb Interactive Services, Inc. (1)
     3.2    Bylaws of Webb Interactive Services, Inc. (2)
     4.1 Specimen form of Webb Interactive Services, Inc. common stock certificate (3)

     5.1    Opinion of Counsel (4)
     10.1 Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC, including the Form of Warrant and Registration Rights Agreement (5)
     10.2 Promissory note dated August 25, 1999 issued by Webb to the Castle Creek Technology Partners LLC (5)
     10.3 Amendment dated December 18, 1999 to Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC (6)
     10.4 First Amendment dated December 18, 1999 to Promissory Note dated August 25, 1999 issued by Webb to Castle Creek Technology Partners LLC (6)
     10.5 Stock Purchase Warrant dated August 25, 1999, as amended, December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC (6)
     10.6 Stock Purchase Warrant dated December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC (6)
     10.7 Securities Purchase Agreement dated as of December 31, 1999, between Webb, Marshall Capital Management, Inc. and Castle Creek Technology Partners LLC. Included as exhibits thereto are the form of Warrant and the Registration Rights Agreement (7)
     10.8 Letter Agreement dated as of September 14, 2000 between Webb and Castle Creek. (8)
     10.9 Articles of Amendment setting forth the terms of the series B-2 convertible preferred stock (9)
     10.10 Exchange Agreement dated as of September 14, 2000, between Webb and Castle Creek (9)
     10.11 Securities Purchase Agreement dated as of February 28, 2001, between Webb and Castle Creek Technology Partners LLC. Included as exhibits thereto are the Articles of Amendment setting forth the terms of the Series C-1 Convertible Preferred Stock, the form of Articles of Amendment for the Series C-2 Convertible Preferred Stock, the forms of Series C-1 and C-2 Warrants and the Registration Rights Agreement
            (10)
     10.12 Articles of Amendment setting forth the terms of the Series C-1 Convertible Preferred Stock (10)
     23.1   Consent of Arthur Andersen LLP*

*    Filed herewith
(1) Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.
(2) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(3) Filed with the Registration Statement on Form S-3, filed September 24, 1999, Commission File No. 333-86465.

(4) Filed with the Registration Statement on Form S-3, filed March 22, 2001, Commission File No. 333- 57442.
(5) Filed with the current report on Form 8-K, filed September 2, 1999, Commission File No. 000-28462.
(6) Filed with Amendment 2 to the Registration Statement on Form S-3, filed January 3, 2000, Commission File No. 333-87887.
(7) Filed with the current report on Form 8-K, filed January 5, 2000, Commission File No. 000-28462.
(8) Filed with the current report on Form 8-K, filed September 19, 2000, Commission File No. 000-28462.
(9) Filed with the current report on Form 8-K/A, filed September 27, 2000, Commission File No. 000-28462.
(10) Filed with the current report on Form 8-K, filed March 1, 2001, Commission File No. 000-28462.